Pannell Kerr Forster

PKF

International

7th Floor, Marine Building
355 Burrard Street,
Vancouver, B.C.,
Canada, V6C 2G8
Telephone: 604.687.1231
Facsimile: 604.688.4675

December 14, 2007

Securities and Exchange Commission
100 F Street, NE
Washington, DC 20549

Dear Sirs:

We have been furnished with a copy of the 8-K related to the event dated December 14, 2007, to be filed by our former client Northstar Electronics, Inc. We agree with the statements contained in Item 4.01 insofar as they relate to our Firm. We have no basis for comment on the other paragraphs in Item 4.01.

Yours very truly,

/s/ Pannell Kerr Forster

Chartered Accountants
(registered with the PCAOB as "Smythe Ratcliffe")

DEW/ny/195580

cc: Northstar Electronics, Inc.